Exhibit 99.2

Elmet Technologies, Inc.

1560 Lisbon Street

Lewiston, ME  04240

January 10, 2008

Harbor Acquisition Corporation

400 Crown Colony Drive, Suite 104

Quincy, MA  02169

Attn:  Robert J. Hanks

Re:                               Stock Purchase Agreement dated as of October 17, 2006, as amended (the “Stock Purchase Agreement”) by and among Elmet Technologies, Inc. (“Elmet”), the stockholders of Elmet and Harbor Acquisition Corporation (“Harbor”)

Gentlemen:

This letter is to inform you of Elmet’s current intent to purchase, and then later distribute to its stockholders, up to 2.0 million shares of Harbor common stock that was issued in Harbor’s initial public offering, subject to the matters set forth herein, compliance with applicable law and availability of the borrowings described herein.  Elmet expects that in the event it purchases any such shares, that it will so purchase with funds that it currently expects to borrow from its current senior lender.  In the event Elmet so borrows these funds and purchases any such shares, Elmet believes that it will be required to pledge the Harbor shares to the lender.  In the event Harbor shares are so purchased, they would be distributed to the then Elmet stockholders prior to the closing of Harbor’s purchase of Elmet in the event such purchase proceeds.

The borrowings, if any, incurred to purchase such shares would constitute Company Debt that would be deducted from the Aggregate Value to determine the Net Equity Value.  These borrowings, if any, would need to be paid off as contemplated by Section 6.1(e) of the Stock Purchase Agreement notwithstanding the fact that such new borrowings, if any, are not set forth on Schedule 6.1.

In order for Elmet to borrow the above-described funds, purchase the Harbor shares, pledge the Harbor shares, distribute the Harbor shares to Elmet’s then stockholders prior to the closing and take any other actions related to the foregoing, Elmet and its stockholders need a waiver of any applicable provisions of the Stock Purchase Agreement.  We have enclosed a form of waiver and consent that we would like Harbor to execute and return promptly to Elmet. You will see that the waiver and consent is broad in nature with respect to the potential actions described above, though we have endeavored to also reference specific provisions that we know may be implicated.

Further, at the request of our current lenders, and confirmed by our own request, Elmet hereby requests the following actions in the event the proposed acquisition is not approved by Harbor’s stockholders and/or if the Stock Purchase Agreement is otherwise terminated.  Elmet believes that these requests are not only in Elmet’s best interests in the event such termination occurs, but that they are also in the other Harbor stockholders’ best interests as these actions may serve to expedite receipt by all Harbor stockholders of the amounts that would be due and payable to them (except with respect to any shares issued other than in connection with Harbor’s IPO) in the event Harbor was liquidated and dissolved.  These requests simply put a timetable within which such actions must commence.  Accordingly, Elmet hereby requests that Harbor also agree that if Elmet purchases any Shares and the Stock Purchase Agreement is thereafter terminated for any reason, Harbor shall, within 15 days after such termination, adopt a specific plan of dissolution and liquidation for approval by the Harbor stockholders and recommend such plan for such approval.  Harbor shall also file a preliminary proxy statement with the SEC setting out such plan of dissolution and liquidation within 30 days after such termination, and will use all reasonable and diligent effort to thereafter finalize the proxy statement and secure stockholder approval of the plan as soon as practicable.

Please recognize that the above does not represent an agreement with any person to purchase any shares, borrow any funds or distribute any shares, but instead that this letter indicates our current intention to so purchase and distribute shares of Harbor common stock.

Thank you,

/s/ Jack Jensen

Jack Jensen

CEO

Elmet Technologies, Inc.

Enclosure